SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
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         THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT  ("Amendment") is entered into as of July 16, 1997, between The FINOVA Group Inc., a Delaware corporation ("Company") and Samuel L. Eichenfield ("Executive").

         WHEREAS, the Company and Executive entered into an (i) Employment Agreement as of the 16th day of March, 1996 and (ii) Amendment to Employment Agreement as of December 31, 1996 (collectively the "Employment Agreement"), and

         WHEREAS, the Company has requested this Amendment to the Employment Agreement to extend the retention effects of the Employment Agreement by providing for deferral and risk of forfeiture of future payments, if any, under the CEO Value Sharing Plan, and

         WHEREAS, on July 16, 1997, the Company's Human Resources Committee authorized this Amendment on the terms hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants contained in the Employment Agreement and this Amendment, the Company and Executive hereby agree to amend the Employment Agreement by adding a new paragraph 4.(g) as follows:

                           (g) (i) Notwithstanding  Section 4.(d) and (f) above,
by execution of this Amendment Executive hereby elects to defer any remaining payment due Executive as a result of achieving the final stock price hurdle under this Section 4. Receipt of such payment, if and when due, shall be deferred until the day following Executive's death, disability or normal retirement at age 65. If and when payable, such amount, including any income with respect thereto, shall be distributed to Executive in a lump sum.

                           (ii) The payment deferred hereunder shall be adjusted
to reflect income or losses during the deferral period based on the actual performance of the investment vehicles elected by Executive at the time of execution of this Amendment from the list of investment vehicles set forth on
Schedule 4(g) attached hereto. Executive may change the investment vehicle election from among those investment vehicles listed on Schedule 4(g), as well as the allocation among those investment vehicles, prospectively no more frequently than every 12 months. Any Treasury Note election may not be changed prior to its maturity. The initial allocation among investment vehicles shall occur on or before the date the final stock price hurdle under this Section 4 is achieved. Company may reserve for and invest in investment vehicles selected by Executive or any other investments as it deems appropriate in its sole discretion to provide for its obligations to Executive under this deferral plan. Executive shall have no interest,
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whatsoever,  in any such  reserves  or  investments.  No fund or trust  shall be established to provide payments under this deferral plan it being the intent of the parties that this deferral plan shall be unfunded for tax purposes and for the purposes of Title I of ERISA. The rights of Executive and any person or beneficiary claiming by or through Executive under this deferral plan with respect to deferred payments are those of a general creditor only in that the plan constitutes only an unsecured promise to pay Executive in the future. In the event Executive dies prior to receiving all payments due, the Company, within 30 days after Executive's death, shall pay his beneficiary, designated in writing by Executive to receive the balance of such payments due, or his estate in the event no such designation has been made. The rights of Executive and any person or beneficiary claiming by or through Executive are not subject to sale, transfer, anticipation, encumbrance, attachment, assignment, alienation, pledge
or   garnishment   by  creditors   of  Executive  or  such  other   persons  and
beneficiaries.

                           (iii)  The   adjustment   to  the  payment   deferred
hereunder for income or losses referred to in subsection (ii) above shall be limited to guarantee Executive an annual return of not less than 10% on the deferred principal and accrued interest balance as of December 31 each year. The guaranteed minimum shall not be applicable to any fixed income investment vehicle designated by Executive. If the deferred amount is initially accrued or finally distributed during the year, such guaranteed return, if applicable, shall be prorated from the initial accrual date or to the final distribution date.

                           (iv) No amount  deferred  shall be paid to  Executive
and Executive shall forfeit to the Company all his interest in such amount if Executive voluntarily terminates his employment with the Company prior to normal retirement at age 65 or if Executive is involuntarily terminated for Cause as defined in the Employment Agreement.

                           (v) Any amount  deferred  hereunder shall be promptly
paid to Executive upon a Change of Control as defined in the Company's Change in Control Chief Executive Officer Value Sharing Plan.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year set forth above.


ATTEST:                                         The FINOVA Group Inc.

By:/s/ W. J. Hallinan                          By: /s/ William C. Roche
   -------------------                            -----------------------
       Secretary                                   Senior Vice President


                                                /s/ Samuel L. Eichenfield
                                               ---------------------------------
                                                    Samuel L. Eichenfield

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                                 SCHEDULE 4.(g)


Treasury Notes of any maturity specified on the date of election
Vanguard Index 500
Vanguard Index Total Stock Market
Vanguard Index International

Harbor Capital Appreciation
Dreyfus Appreciation

Lexington Corporate Leaders
Selected American
Strong Schafer Value
Oakmark

PBHG Growth
Kaufman

Longleaf Partners
Tweedy, Brown American Value
Acorn International
Janus Overseas